Exhibit 5.1
Bracewell & Giuliani LLP
1445 Ross Avenue
Suite 3800
Dallas, Texas 75202-2711
(214) 468-3800
February 23, 2007
Pier 1 Imports, Inc.
100 Pier 1 Place
Ft. Worth, Texas 76102
     Re: Pier 1 Imports, Inc. – Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for Pier 1 Imports, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,000,000 shares of the Common Stock, par value $1.00 per share (the “Common Stock”), to be issued upon the exercise of the Non-Qualified Stock Option (Time Based) and the Non-Qualified Stock Option (Performance Based) described in the Registration Statement (collectively, the “Options”).
     We have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Options; and (iii) such other documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Options were granted and issued in compliance with applicable federal and state securities laws.
     For the purposes of expressing the opinion hereinafter set forth, we have assumed (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion; and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when certificates (in the form of the specimen certificates examined by us) representing the shares of Common Stock have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, and have been delivered against payment for such shares as provided in the Options in accordance with their respective terms, the Common Stock so issued will be legally issued, fully paid and nonassessable.

Pier 1 Imports, Inc.
February 23, 2007

     Our opinions herein are limited in all respects to the laws of the State of Texas and the General Corporation Law of the State of Delaware, which include those statutory provisions as well as all applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP